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EXHIBIT 4.4

ESCROW AGREEMENT

        This Escrow Agreement (this "Agreement"), dated as of November 2, 2004, is entered into by and among: Evolving Systems, Inc., a Delaware corporation ("Buyer"), Tertio Telecoms Group, Ltd., an entity formed and registered in England and Wales with company number 4419858 ("Parent"), and Wells Fargo Bank, N.A., as escrow agent ("Escrow Agent").

  A.
  This is the escrow agreement attached as Exhibit B and referred to as the "Escrow Agreement" in the Stock Purchase Agreement dated as of November 2, 2004 (the "Stock Purchase Agreement"), between Buyer and Parent.

  B.
  Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Stock Purchase Agreement.

  C.
  The parties, intending to be legally bound, hereby agree as follows:

1.     APPOINTMENT OF ESCROW AGENT

        Buyer and Parent hereby appoint Escrow Agent as escrow agent for the purposes set forth herein and Escrow Agent hereby accepts such appointment on the terms set forth herein.

2.     ESTABLISHMENT OF ESCROW

  (a)
  For the purposes set forth herein, Buyer has delivered or caused to be delivered on the date hereof to be deposited with Escrow Agent an amount equal to $1,100,000 in immediately available funds (the "Escrow Cash"); a Parent's A-Note in the principal amount equal to $1,595,000 (the "Escrow Note"); and 96,667 shares of Buyer's Series B Preferred Stock (the "Escrow Series B Stock"), to be distributed pursuant to Section 4 of this Agreement.

  (b)
  Escrow Agent hereby agrees to hold, safeguard and disburse the Escrow Deposit (as defined below) pursuant to the terms and conditions hereof.

  (c)
  The Escrow Series B Stock, together with any shares of Buyer's Common Stock received upon conversion of the Escrow Note or Escrow Series B Stock (the "Escrow Shares", and together with the Escrow Series B Stock, the "Escrow Stock"), held by the Escrow Agent shall be deemed issued and outstanding with respect to any matter on which such Escrow Stock may be voted upon and Parent shall be entitled to vote the Escrow Stock on such matters. Parent shall deliver an irrevocable stock power executed in blank with respect to each share of Escrow Stock held by Escrow Agent from time to time.

  (d)
  Any distributions on the Escrow Stock (other than in connection with stock splits, reverse stock splits, stock dividends, recapitalizations, reclassifications and similar adjustments to the Buyer's capital stock or in connection with a merger) during the term of this Agreement shall be delivered by Buyer to Parent or its assigns and shall not constitute a part of the Escrow Deposit. Any payments, conversions or other modifications to the items constituting the Escrow Deposit during the term of this Agreement shall be delivered by Buyer to Escrow Agent and shall constitute part of the Escrow Deposit. Buyer and Parent shall, in each such event, deliver applicable joint instructions to the Escrow Agent regarding any such payments, distributions, conversions or other modifications and the applicable actions to be taken with respect to the Escrow Deposit.

  (e)
  Parent may at any time, and from time to time, in exchange for per-share cash consideration not less than the applicable value of the Series B Stock and/or Escrow Shares set forth in

    Section 4(b) hereof (the "Escrow Consideration"), arrange for the sale of any or all of the shares of Series B Stock and/or Escrow Shares by delivering a joint instruction (signed by Parent and Buyer) to Escrow Agent. In connection with any such sale of any Escrow Stock, the purchaser of the shares of such Escrow Stock shall be required to deposit the Escrow Consideration with the Escrow Agent. In the event that the total per-share consideration to be paid by such purchaser is greater than the Escrow Consideration, Parent shall be entitled to receive from purchaser an amount of cash per share equal to the total per-share consideration less the Escrow Consideration. If less than all of the Escrow Stock then-held by the Escrow Agent is to be sold in exchange for cash, then Buyer shall deliver, with the joint instructions, Replacement Certificates (as such term is defined below), together with certificates representing the Escrow Stock to be delivered to such the purchaser of the Escrow Stock (the "Purchaser Certificates"). After confirming receipt of the cash to be deposited, the Escrow Agent shall deliver the Escrow Certificates (as such term is defined below), Purchaser Certificates and Replacement Certificates in accordance with the joint instructions.

3.     INVESTMENT OF FUNDS

        Escrow Agent shall invest and reinvest from time to time the Escrow Cash together with any other cash funds received into escrow (the "Escrow Fund" and, together with the Escrow Note and the Escrow Stock, the "Escrow Deposit"), as directed by Parent in writing (subject to Section 3(d)) (a) in any obligation of, or guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States supports the obligation or guarantee of such agency or instrumentality), (b) in municipal bonds, including without limitation municipal revenue bonds, (c) in any money market fund that invests solely in such obligations or types described in Section 3(a), including repurchase agreements with respect thereto, or (d) in any other investment agreed to in writing by Buyer and Parent. In the absence of direction, Escrow Agent shall invest the Escrow Fund in the Wells Fargo 100% Treasury Fund. Any earnings on the Escrow Fund shall be invested from time to time, to the extent possible, in accordance with the provisions set forth above. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.

4.     CLAIMS

  (a)
  From time to time on or before the third anniversary of the Closing Date, in accordance with Section 6.1 of the Stock Purchase Agreement, Buyer may give a Claim Notice pursuant to Section 6.6 of the Stock Purchase Agreement to Parent and, prior to the Final Distribution Date (as defined below), to Escrow Agent, which Claim Notice shall include, among other things, a description of the nature of the claim and an estimate of the amount of Damages (the "Claimed Amount"). If Parent gives notice to Buyer and Escrow Agent of its election to contest any Claim (a "Counter Notice") within fifteen (15) days following delivery by Buyer of such related Claim Notice, such Claim shall be resolved as provided in the Stock Purchase Agreement, and any amounts to be distributed by Escrow Agent pursuant to such Claim shall be distributed in accordance with Section 4(b) below. If no Counter Notice is received by Escrow Agent within such fifteen-day (15-day) period, then the Claimed Amount as set forth in such Claim Notice shall be deemed established for purposes of this Agreement and the Stock Purchase Agreement and, at the end of such fifteen-day (15-day) period, Escrow Agent shall pay to Buyer the Claimed Amount set forth in such Claim Notice from (and only to the extent of) first, the Escrow Series B Stock, second, the Escrow Shares, third, the Escrow Note, and lastly the Escrow Fund. Escrow Agent shall not inquire into or consider whether a Claim Notice complies with the requirements of the Stock Purchase Agreement.

  (b)
  In the event that shares of Escrow Stock are to be used, in whole or in part, to pay any Claimed Amount, then the number of shares of Escrow Stock to be tendered to Buyer in satisfaction of such Claimed Amount shall be calculated by valuing each share of Escrow Series B Stock at $10.50 and each Escrow Share at $3.50 unless otherwise set forth in joint written instructions of Parent and Buyer. The Escrow Agent shall promptly deliver to Buyer the certificates (the "Escrow Certificates") representing, in the aggregate, a sufficient number of shares of Escrow Stock to satisfy the Claimed Amount (or any portion thereof to be satisfied by the tender of shares of Escrow Stock), along with the stock powers representing that number of shares of Escrow Stock to be delivered. To the extent that less than all of the shares of Escrow Stock evidenced by the Escrow Certificates tendered in accordance with the preceding sentence are required to satisfy the Claimed Amount (or the appropriate portion thereof), (1) Buyer shall cause its transfer agent to promptly issue certificates evidencing the balance of any shares of Escrow Stock in the name of Parent (the "Replacement Certificates") and deposit the Replacement Certificates with the Escrow Agent within three (3) Business Days following the delivery of the Escrow Certificates to Buyer and (2) the Parent shall execute and deliver to the Escrow Agent irrevocable stock powers executed in blank with respect to such Replacement Certificates. The shares represented by the Replacement Certificates shall constitute Escrow Stock. If it shall be necessary to use a fraction of a shares of Escrow Stock to satisfy the dollar value of any Claimed Amount, then, a whole shares of Escrow Stock shall be tendered to Buyer, and Buyer shall, within three (3) Business Days, deliver to the Escrow Agent an amount of cash equal to the applicable value of such shares of Escrow Stock multiplied by the fraction of such shares of Escrow Stock not used to satisfy the Claimed Amount, such amount to be held as part of the Escrow Fund.

  (c)
  If a Counter Notice is given in response to a Claim Notice, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Buyer, on the one hand, and Parent, on the other hand, or (ii) a final, nonappealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and nonappealable. Escrow Agent shall act on such court order and legal opinion without further question.

5.     TERMINATION OF ESCROW

  (a)
  Not later than three (3) Business Days after November 2, 2005 (the "Initial Distribution Date"), Escrow Agent shall initiate payment and distribution to Parent or its assigns of eighty percent (80%) of the remaining Escrow Deposit (including any earnings thereon), if any, less the sum of the Claimed Amounts set forth in Claim Notices given on or before the Initial Distribution Date, excluding Claimed Amounts (or any portion thereof) (i) which have been paid from the Escrow Deposit, or (ii) as to which Parent has given a Counter Notice and subsequent to which Parent and Buyer jointly have instructed Escrow Agent that such amount (or the certain portions thereof) no longer constitutes a Claimed Amount.

  (b)
  Not later than three (3) Business Days after November 2, 2007 (the "Final Distribution Date"), Escrow Agent shall initiate payment and distribution to Parent or its assigns the excess, if any, of the Escrow Deposit (including any earnings thereon) less the sum of the Claimed Amounts set forth in Claim Notices given on or before the Final Distribution Date, excluding Claimed Amounts (or any portion thereof) (i) which have been paid from the Escrow Deposit, or (ii) as to which Parent has given a Counter Notice and subsequent to which Parent and Buyer jointly have instructed Escrow Agent that such amount (or the certain portions thereof) no longer constitutes a Claimed Amount.

  (c)
  If, following the Final Distribution Date, Escrow Agent retains in escrow any portion of the Escrow Deposit, as calculated pursuant to Section 5(a), such portion of the Escrow Deposit shall continue to be held by Escrow Agent until distributed in accordance with Section 4.

6.     DUTIES OF ESCROW AGENT

  (a)
  Escrow Agent shall not be under any duty to give the Escrow Deposit held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in Section 3 of this Agreement. Un-invested funds held hereunder shall not earn or accrue interest.

  (b)
  Escrow Agent shall not be liable for actions or omissions hereunder, except for its own gross negligence, bad faith or willful misconduct and, except with respect to claims based upon such gross negligence, bad faith or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence, bad faith or willful misconduct) in the investment or reinvestment of the Escrow Fund or any loss of interest incident to any such delays.

  (c)
  Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

  (d)
  Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

  (e)
  Escrow Agent does not have any interest in the Escrow Deposit deposited hereunder but is serving as escrow holder only and has only possession thereof. Any payments of income from the Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or nonresident alien certifications. This Section 6(e) and Section 6(b) above shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

  (f)
  Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

  (g)
  Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

  (h)
  Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Deposit to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If, at that time, Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Deposit until receipt of a designation of a successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final, nonappealable order of a court of competent jurisdiction.

  (i)
  In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Deposit or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Deposit until Escrow Agent shall have received (i) a final, nonappealable order of a court of competent jurisdiction directing delivery of the Escrow Deposit, or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Deposit, in which event Escrow Agent shall disburse the Escrow Deposit in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and nonappealable. Escrow Agent shall act on such court order and legal opinion without further question.

  (j)
  Parent and Buyer shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount set forth on Exhibit A attached hereto and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Parent. Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein may be taken from any property held by Escrow Agent hereunder.

  (k)
  No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers or duties of Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto. Notwithstanding the above, Escrow Agent hereby expressly consents to the mention of Escrow Agent's name in the Stock Purchase Agreement and any securities filings required to be made by law.

7.     LIMITED RESPONSIBILITY

        This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

8.     OWNERSHIP FOR TAX PURPOSES

        Except any amounts paid to Buyer pursuant to any Claim Notice, Parent agrees that, for purposes of federal and other taxes based on income, Parent (or its successors and assigns) will be treated as the owners of the Escrow Deposit and that Parent (or its successors and assigns) will report all income, if any, that is earned on, or derived from, the Escrow Deposit as its income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

9.     NOTICES

        All notices, consents, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by a nationally recognized overnight courier service (costs prepaid); (b) five (5) days after deposit in the U.S. mail, postage prepaid and return receipt requested, or (c) sent by facsimile on a Business Day or if not a Business Day, the next succeeding Business Day (with confirmation by the transmitting equipment); in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

    if to Parent:

      Tertio Telecoms Group Ltd.
      c/o Apax Partners Ltd.
      15 Portland Place
      London W1B 1PT
      United Kingdom

      Attn: Peter Skinner
      Tel: 44.20.7843.4000
      Fax: 44.20.7843.4001

    with a copy to:

      Advent International plc
      123 Buckingham Palace Road
      London SW1W 9SL
      United Kingdom

      Attn: James Brocklebank
      Tel: 44.20.7333.5516
      Fax: 44.20.7333.0801

      Pepper Hamilton LLP
      3000 Two Logan Square
      Eighteen and Arch Streets
      Philadelphia, PA 19103-2799
      Attention: Cary S. Levinson
      Tel: 215.981.4091
      Fax: 215.981.4750

    if to Buyer:

      Evolving Systems, Inc.
      9777 Mt. Pyramid Ct., Suite 100
      Englewood, CO 80112
      Attn: Anita Moseley, General Counsel
      Facsimile: (303) 802-1138

    with a copy to:

      Holme Roberts & Owen LLP
      1700 Lincoln St., Suite 4100
      Denver, CO 80203-4541
      Attn: Charles D. Maguire, Jr.
      Facsimile: (303) 866-0200

    if to Escrow Agent:

      Wells Fargo Bank, N.A.
      1740 Broadway, MAC C7300-107
      Denver, CO 80274
      Attn: David Rinehart
      Facsimile: (303) 863-5645

10.   EXECUTION OF AGREEMENT AND ADDITIONAL DOCUMENTS

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purposes whatsoever. The parties to this Agreement agree to complete, execute and deliver all other forms, investments and documents reasonably requested by Escrow Agent, including, without limitation, Escrow Agent's Customer Identification Checklist.

11.   SECTION HEADINGS, CONSTRUCTION

        The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

12.   WAIVER

        Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.   PARTIES IN INTEREST

        Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties to this Agreement. For the avoidance of doubt, upon receipt by the Escrow Agent of a joint instruction from Buyer and Parent, Parent may assign its rights, interest or obligations under this Agreement subject to all of its terms and conditions, to Parent's liquidator, trustee, shareholders and Affiliates of such shareholders.

14.   ENTIRE AGREEMENT AND MODIFICATION

        This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents (including the Stock Purchase Agreement) referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Buyer, Parent and Escrow Agent.

15.   GOVERNING LAW

        This Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of law principles that would require the application of any other law.

EXECUTION PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:
EVOLVING SYSTEMS, INC.
By:	/s/ ANITA T. MOSELEY Anita T. Moseley Senior Vice President
ESCROW AGENT:
WELLS FARGO BANK, N.A.
By:	/s/ DAVID RINEHART David Rinehart Assistant Vice President
PARENT:
TERTIO TELECOMS GROUP, LTD.
By:	/s/ NIGEL CLIFFORD Name: Nigel Clifford Title: Chief Executive Officer

EXHIBIT A

CORPORATE TRUST AND ESCROW SERVICES MAC C7301-024 1740 BROADWAY DENVER, CO 80217 DENVER ADMIN: (303) 863-6439 SALES: (877) 584-9339 FAX: (303) 863-5645

WELLS FARGO BANK, N.A.
Schedule of Fees for Services as
Escrow Agent
 Evolving Systems, Inc. and Tertio Telecoms Group, Ltd

ACCEPTANCE FEE:	$500.00

  A one-time charge covering review and negotiation of documents with various parties to the agreement and account set up. Assumes normal Agent duties under the final agreement. It is anticipated that legal review, if required, will be conducted by internal legal counsel without additional cost to the client.

ANNUAL ADMINISTRATION FEE:	$1,000.00

  Payable at closing and annually thereafter. Compensates Wells Fargo Bank, N.A. for normal agent administrative duties.

OUT-OF-POCKET EXPENSE:	AT COST

  Wells Fargo Bank, N.A. reserves the right to bill at cost for out-of-pocket expenses such as express mail, wire charges and travel expenses, if required, incurred in connection with a non-Denver closing. The administrative fees quoted herein do not include the purchase and sale of investments held in the escrow. Fees for extraordinary service will be billed as incurred.

NOTE:
The transaction underlying this proposal, and all related legal documentation, is subject to review and acceptance by Wells Fargo Bank, N.A. in accordance with industry standards. Should the actual transaction materially differ from the assumptions used herein, Wells Fargo Bank, N.A. reserves the right to modify this proposal.

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ESCROW AGREEMENT